UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Tredegar Corporation

(Exact name of registrant as specified in its charter)

Virginia	54-1497771

(State of incorporation or organization)	(IRS employer identification no.)

1100 Boulders Parkway, Richmond, Virginia	23225

(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration file number to which this form relates: ___________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

          Reference is hereby made to the Registration Statement on Form 8-A and Amendment No. 1 thereto (collectively, the “Registration Statement”) filed by Tredegar Corporation, a Virginia corporation (the “Company”), with the Securities and Exchange Commission on June 16, 1999 and June 17, 1999, respectively, relating to the Rights Agreement, dated as of June 30, 1999, as amended, between the Company and National City Bank, as Rights Agent (the “Rights Agent”), for a description of the Company’s Preferred Stock Purchase Rights (the “Rights”). The Registration Statement is incorporated herein by reference.

          Following the approval of its Board of Directors, the Company entered into an Amended and Restated Rights Agreement, dated as of June 30, 2009, between the Company and the Rights Agent (the “Amended and Restated Rights Agreement”). The principal amendments in the Amended and Restated Rights Agreement are the extension of the final expiration date of the Rights from the close of business on June 30, 2009 to the close of business on June 30, 2019 and the amendment of the definition of Distribution Date. Under the Amended and Restated Rights Agreement, the Distribution Date will occur on the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of the Company’s common stock or (ii) the date designated by the Company’s Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer that would result in a person or group beneficially becoming an Acquiring Person. Previously issued Rights that are appurtenant to shares of the Company’s common stock outstanding at the effective time of the Amended and Restated Rights Agreement remain outstanding.

          The foregoing summary of the Amended and Restated Rights Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Rights Agreement, which is attached hereto as Exhibit 1 and is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.

1	Amended and Restated Rights Agreement, dated as of June 30, 2009, between Tredegar Corporation and National City Bank, as Rights Agent.

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 1, 2009

TREDEGAR CORPORATION
(Registrant)

By:	/s/ A. Brent King

	Name:	A. Brent King
	Title:	Vice President, General Counsel
and Secretary